Exhibit 99.2

High Point UAS, LLC

and Subsidiaries

Condensed Consolidated Financial Statements

For the Period January 1, 2026 through March 31, 2026

High Point UAS, LLC and Subsidiaries

Unaudited Condensed Consolidated Balance Sheet

As of March 31	2026

ASSETS

Current assets:
Cash and cash equivalents	$4,508,074
Restricted cash	1,778,191
Accounts receivable, net of allowance for credit losses of $298,480	8,698,020
Contract assets	5,121,774
Inventories, net	26,326,318
Prepaid and other	4,632,197

Total current assets	51,064,574

Non-current assets:
Property and equipment, net	17,292,553
Goodwill	186,141,087
Intangibles, net	53,539,208
Deposits	427,042
Operating right-of-use lease assets, net	8,314,238

Total non-current assets	265,714,128

TOTAL ASSETS	$316,778,702

LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
Current portion of operating lease liabilities	$3,539,456
Line of credit - related party	5,033,917
Accounts payable	6,389,337
Contract liabilities	4,811,205
Accrued expenses	7,223,102

Total current liabilities	26,997,017

Long-term liabilities:
Operating lease liabilities, net of current portion	5,935,829
Deferred compensation	812,655

Total long-term liabilities	6,748,484

Total liabilities	33,745,501

Members' equity	283,033,201

TOTAL LIABILITIES AND MEMBERS' EQUITY	$316,778,702

See accompanying notes to the unaudited condensed consolidated financial statements.

High Point UAS, LLC and Subsidiaries

Unaudited Condensed Consolidated Statement of Operations

For the three month period ended March 31,	2026

Sales	$25,088,997
Cost of sales	10,704,361

Gross profit	14,384,636

Operating expenses
General and administrative	16,810,480
Depreciation	562,080
Intangibles amortization	2,038,637
Management fees	229,774

Total operating expenses	19,640,971

Loss from operations	(5,256,335)

Other income (expense):
Interest income	17,527
Interest expense	(39,855)
Miscellaneous income	34,413

Total other income, net	12,085

Loss before income taxes	(5,244,250)

Foreign tax expense	236,264

Net loss	$(5,480,514)

See accompanying notes to the unaudited condensed consolidated financial statements.

High Point UAS, LLC and Subsidiaries

Unaudited Condensed Consolidated Statement of Changes in Members' Equity

	Additional Paid-In Capital	Retained Earnings	Members' Equity

Balances at January 1, 2026	$359,486,814	$(70,973,099)	$288,513,715

Net loss	—	(5,480,514)	(5,480,514)

Balances at March 31, 2026	$359,486,814	$(76,453,613)	$283,033,201

See accompanying notes to the unaudited condensed consolidated financial statements.

High Point UAS, LLC and Subsidiaries

Unaudited Condensed Consolidated Statement of Cash Flows

For the three month period ended March 31,	2026
Increase (decrease) in cash and cash equivalents:
Cash flows from operating activities:
Net loss	$(5,480,514)

Adjustments to reconcile consolidated net loss to net cash flows from operating activities:
Depreciation and amortization	2,600,716
Provision for credit losses	83,862
Non-cash lease expense, net of operating lease liabilities	(132,643)
Changes in operating assets and liabilities:
Accounts receivable	4,083,250
Contract assets	(461,423)
Inventories, net	(3,318,301)
Prepaid and other assets	225,743
Accounts payable	(799,448)
Contract liabilities	1,435,690
Accrued expenses	(2,533,984)
Total adjustments	1,183,462

Net cash flows from operating activities	(4,297,052)

Cash flows from investing activities:
Capital expenditures	(2,573,246)
Net cash flows from investing activities	(2,573,246)

Cash flows from financing activities:
Net change in revolving line of credit - related party	5,033,917
Net cash flows from financing activities	5,033,917

Net change in cash and cash equivalents	(1,836,381)
Cash and cash equivalents at beginning	8,122,646

Cash and cash equivalents at end of year	$6,286,265

Ending cash and cash equivalents balance per consolidated balance sheet	$4,508,074
Ending restricted cash balance per consolidated balance sheet	1,778,191
Total ending cash and cash equivalents balance per consolidated balance sheet	$6,286,265

Supplemental cash flow information:
Cash paid during the year for:
Interest	$39,855

See accompanying notes to the unaudited condensed consolidated financial statements.

High Point UAS, LLC and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

High Point UAS, LLC and Subsidiaries specializes in manufacturing and service of integrated autonomous defense and robotic systems for multi-mission capabilities, in addition to providing innovative solutions and services within software engineering, data analytics, and cloud-based computing. The Company creates scalable, interoperable software and acts as a prime integrator for sensors and effectors used in multi-domain operations. Their solutions include counter uncrewed systems (UxS), counter unmanned aerial systems (CUAS), force protection, rapid prototyping, long-range intelligence, surveillance, and reconnaissance (ISR), and advanced analytics. The Company has numerous contracts with both commercial and government clients.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the operations of High Point UAS, LLC and its wholly owned subsidiaries (collectively the "Company"):

Delta UAS Acquisition, LLC ("Delta") - 100% owned by High Point UAS, LLC

Dzyne Technologies, LLC ("Dzyne") - 100% owned by Delta UAS Acquisition, LLC

Flex Force Holdings, LLC - 100% owned by Dzyne Technologies, LLC

Flex Force Enterprises, LLC ("Flex Force") - 100% owned by Flex Force Holdings, LLC

High Point Aerotechnologies, Inc. ("High Point") - 100% owned by Dzyne Technologies, LLC

Black Sage Technologies, Inc. - 100% owned by High Point Aerotechnologies, Inc.

High Point Technologies Pte Ltd. (Singapore) - 100% owned by Liteye Systems, Inc.

Liteye Systems, Inc. - 100% owned by High Point Aerotechnologies, Inc.

High Point Technologies UK Ltd. (UK) - 100% owned by Black Sage Technologies, Inc.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Accounting and Presentation

The unaudited condensed consolidated financial statements have been prepared on the accrual basis in conformity with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the unaudited condensed consolidated financial statements.

Accounts Receivable

Accounts receivables consist of uncollateralized obligations due from customers within the United States and internationally under normal trade terms. Collections of accounts receivable are allocated to the specific invoices identified on the customer's remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

High Point UAS, LLC and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

Note 1: Nature of Operations and Summary of Significant Accounting Policies (Continued)

Accounts Receivable (Continued)

The carrying amount of accounts receivable is reduced by an allowance that reflects management's best estimate of the current expected credit losses. The estimate of the allowance for credit losses is based on an analysis of historical loss experience, current receivables aging, and management's assessment of current conditions and expected changes during a reasonable and supportable forecast period. The Company uses an aging method to estimate allowances for credit losses. Management assesses collectability by pooling receivables with similar risk characteristics and evaluates receivables individually when specific customer balances no longer share those risk characteristics.

Past due receivables are written off when the Company’s collection efforts have been deemed unsuccessful in collecting the amounts past due. Bad debt recoveries are credited to the allowance account as collected. The allowance for credit losses totaled $298,480 at March 31, 2026.

The following is a roll forward of the allowance for credit losses for the period January 1, 2026 through March 31, 2026:

2026

Balance at beginning	$214,618
Provision for credit losses	83,862

Balance at end	$298,480

Restricted Cash

Restricted cash represents a cash account that is required to be segregated and held in accordance with an operating lease and credit card collateral.

Total cash balances at March 31, 2026 consisted of the following:

2026

Unrestricted cash and cash equivalents	$4,508,074
Restricted cash	1,778,191

Total cash, restricted cash and cash equivalents	$6,286,265

High Point UAS, LLC and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

Note 1: Nature of Operations and Summary of Significant Accounting Policies (Continued)

Inventories

Inventories are valued at the lower of cost, determined by the weighted average method, and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Inventories consist of raw materials, work-in-progress, and finished goods. Determining an inventory reserve requires management to make a significant estimate by analyzing inventory age, sales trends, and product lifecycles and involves inherent uncertainties and the application of managements judgment. At March 31, 2026, the Company had a reserve for slow moving and obsolete inventory of $14,930,352.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Expenditures for renewals and betterments which extend the life of such assets are capitalized. Maintenance and repairs are charged to expense as incurred. Differences between amounts received and net carrying value of assets retired or disposed of are charged or credited to income. Depreciation and amortization is charged to expense on the straight-line basis over the estimated useful life of each asset.

The estimated useful lives for each major depreciable classification of property and equipment are as follows:

Machinery and equipment	10 - 20 years
Software and computer equipment	3 - 5 years
Demo fixed assets	3 - 7 years
Leasehold improvements	Lesser of useful life or lease term
Furniture and office equipment	3 - 10 years
Vehicles	3 - 5 years

Goodwill

Goodwill is not amortized but tested annually for impairment, or more frequently when events or changes in circumstances or other conditions suggest impairment may have occurred. Impairment exists when the asset carrying values exceed their respective fair values. The excess is recorded to operations as an impairment charge. No impairment of goodwill was recognized for the period January 1, 2026 through March 31, 2026.

Intangibles

Intangibles subject to amortization are capitalized and amortized on a straight-line basis over the estimated useful life of each intangible asset. Intangibles consist of trademarks, trade names, customer contracts, customer relationships, noncompetition agreements and technology. Annual evaluations are performed to determine if the remaining useful lives need to be revised. No impairment was recognized for the period January 1, 2026 through March 31, 2026.

High Point UAS, LLC and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

Note 1: Nature of Operations and Summary of Significant Accounting Policies (Continued)

Long-Lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or changes in circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. There were no long-lived asset impairments recognized for the period January 1, 2026 through March 31, 2026.

Leases

The Company is a lessee in multiple noncancelable operating leases. If the contract provides the Company the right to substantially all the economic benefits and the right to direct the use of the identified asset, it is considered to be or contain a lease. Right-of-use (ROU) assets and lease liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the expected lease term. The ROU asset is also adjusted for any lease prepayments made, lease incentives received, and initial direct costs incurred.

The lease liability is initially and subsequently recognized based on the present value of its future lease payments. Variable payments are included in the future lease payments when those variable payments depend on an index or a rate. Increases (decreases) to variable lease payments due to subsequent changes in an index or rate are recorded as variable lease expense (income) in the future period in which they are incurred. Variable payments that are based on additional measurements outside of an index or rate are recorded in the period incurred.

The rate implicit in the Company's leases is generally not readily determinable. Accordingly, the Company uses its incremental borrowing rate in determining the present value of lease payments. The incremental borrowing rate represents the rate of interest the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments over a similar term and in a similar economic environment. The Company estimates the incremental borrowing rate using information available at the lease commencement date.

The ROU asset for operating leases is subsequently measured throughout the lease term at the amount of the remeasured lease liability (i.e., present value of the remaining lease payments), plus unamortized initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received, and any impairment recognized. For operating leases with lease payments that fluctuate over the lease term, the total lease costs are recognized on a straight-line basis over the lease term.

For all underlying classes of assets, the Company has elected to not recognize ROU assets and lease liabilities for short-term leases that have a lease term of 12 months or less at lease commencement and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise. Leases containing termination clauses in which either party may terminate the lease without cause and the notice period is less than 12 months are deemed short-term leases with lease costs included in short-term lease expense. The Company recognizes short-term lease cost on a straight-line basis over the lease term.

For all underlying classes of assets, the Company separates lease and non-lease components to determine the lease payment.

High Point UAS, LLC and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

Note 1: Nature of Operations and Summary of Significant Accounting Policies (Continued)

Revenue Recognition

The Company’s primary business activity involves manufacturing and service of integrated autonomous airspace solutions, which provide autonomous layered defense and robotic systems for multi-mission capabilities. The Company has sales primarily to the United States Government (USG) and international commercial customers. Revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines are within the scope of the revenue recognition standard, the Company performs the following five steps: (i) identify the contract with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that it will collect the consideration they are entitled to in exchange for the goods or services they transfer to the customer. At contract inception, the Company assesses the goods or services promised within each contract and determines the performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes revenue for the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Determining the method and amount of revenue to recognize requires the Company to make judgments and estimates which include determining whether the performance obligation is satisfied over-time or at a point-in-time, the selection of method to measure progress towards completion, and determining if the contract includes any variable consideration or material right elements.

The Company’s primary performance obligation is product sales (autonomous layered defense and robotic systems). Revenue is recognized when control of the goods or services is transferred to the customer, which may occur over time or at a point in time, depending on the terms of the contract. For product sales that include service integration, the Company recognizes revenue over time as progress is made toward satisfying the performance obligations of each contract. The Company measures a contract’s progress on the basis of the ratio of costs incurred to estimated total costs, an input method. For contracts which the transaction price includes amounts contingent on future events, the Company estimates the amount to be included in the transaction price based on its experience with such contracts and to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty is resolved. For product resales that do not include service integration, the Company recognizes revenue when the customer obtains control of the product, which occurs at a point in time, and may be upon shipment or upon delivery based on the contractual shipping terms of a contract.

The Company provides both assurance-type and service-type warranties. The Company provides an assurance-type warranty that guarantees its product complies with agreed-upon specifications. The assurance-type warranty is not sold separately and does not convey any additional services to the customer; therefore, the assurance-type warranty is not considered a separate performance obligation. The Company also provides service-type warranties that go above and beyond ensuring basic functionality, generally extended service arrangements. If a service-type warranty is sold with a product or separately, revenue is recognized over the life of the warranty. The Company evaluates warranty offerings in comparison to industry standards and market expectations to determine appropriate warranty classification. Market expectations and industry standards can vary based on product type and geography.

High Point UAS, LLC and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

Note 1: Nature of Operations and Summary of Significant Accounting Policies (Continued)

Revenue Recognition (Continued)

The Company allocates the transaction price based on the estimated relative standalone selling prices of the promised products or services underlying each performance obligation. The Company determines standalone selling prices based on the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions, the Company estimates the standalone selling price by taking into account available information such as market conditions and internally approved standard pricing.

The Company does not normally enter into contracts that would result in variable consideration. Contracts that may include terms that could result in variable consideration such as penalties, liquidation damages, discounts and concessions, are analyzed on a contract-by-contract basis and if applicable, an estimate of the potential impact on the transaction price is performed. The Company does not currently provide any discount on early payment.

Special consideration is given to change orders. A change order will be treated as a separate contract, if the additional goods or services are distinct. The payment terms and conditions in customer contracts vary. The Company typically does not have contracts with customers in which payment terms are greater than 45 days. The Company does not assess whether a significant financing component exists if the period between when it performs its obligations under the contract and when the customer pays, is one year or less.

The Company recognizes freight and shipping costs associated with outbound freight after control over a product has transferred to a customer, as a fulfillment cost and includes those costs in cost of sales. Revenue received from shipping and handling fees is reflected in net sales.

The Company has adopted the practical expedient for accounting for incremental direct costs of obtaining a contract, which consist of sales commissions. Sales commissions are expensed when incurred if the amortization period of the assets that the Company otherwise would have recognized is one year or less.

The Company has determined that the nature, amount, timing, and uncertainty of revenue and cash flow are most significantly affected by changes in technology and changes in the general state of the economy. In addition, the Company’s business with the federal government is subject to the risk that one or more of its contracts, or extensions of existing contracts, may be awarded to a competitor by the federal agency.

Additionally, federal contracts are subject to funding delays, administrative issues, extensions, and moratoriums caused by political and administrative disagreements. Furthermore, federal contractors are subject to audits and contract reviews by federal authorities. These audits can result in adjustments to contract costs, fees, and reimbursements, and certain expenses may be denied. To date, the impact of such matters has not been significant to the Company’s operations; however, no assurances can be given regarding the awarding of federal contracts or future risks and uncertainties.

Accounting for long-term contracts with customers involves the use of various techniques to estimate total transaction price, total estimated costs at completion, and progress toward satisfaction of performance obligations which are used to recognize revenue earned. Unforeseen events and circumstances can alter the estimate of the costs associated with a particular contract. Total estimated costs at completion can be impacted by changes in productivity, scheduling, the unit cost of labor, subcontracts, materials, and equipment.

High Point UAS, LLC and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

Note 1: Nature of Operations and Summary of Significant Accounting Policies (Continued)

Revenue Recognition (Continued)

Additionally, external factors such as customer needs, labor availability, governmental regulation and politics may affect the progress of a project’s completion, and thus the timing and amount of revenue recognition. To the extent that original cost estimates are modified, estimated costs to complete increase, delivery schedules are delayed, or progress under a contract is otherwise impeded, cash flow, revenue recognition, and profitability from a particular contract may be adversely affected.

Disaggregation of Revenue

Revenues recognized over time were approximately $11,198,000 for the period January 1, 2026 through March 31, 2026. Revenue recognized at a point in time was approximately $13,891,000 for the period January 1, 2026 through March 31, 2026.

Revenues recognized from government contracts were approximately $9,890,000 for the period January 1, 2026 through March 31, 2026. Revenues recognized from all other customer types were approximately $15,199,000 for the period January 1, 2026 through March 31, 2026..

Contract Balances and Receivables

Contract assets represent revenue recognized in excess of amounts billed at the reporting date, on uncompleted contracts. Contract assets are current assets and are not considered a significant financing component, as they are intended to protect the customer in the event the Company does not fulfil its obligations under the contract.

Contract liabilities represent the Company’s obligation to perform on uncompleted contracts with customers for which the Company has received payment or for which accounts receivable are outstanding. These arise under certain contracts that allow for up-front payments from the customer or contain contractual billing milestones, which result in billings that exceed the amount of revenue recognized for certain periods. Contract liabilities are current liabilities and are not considered a significant financing component, as they are used to meet working capital requirements that are generally higher in the early stages of a contract and are intended to protect the Company from the other party failing to meet its obligations under the contract.

Contract assets, contract liabilities and trade receivables, net consisted of the following:

	March 31, 2026	January 1, 2026

Contract assets	$5,121,774	$4,660,351
Contract liabilities	4,811,205	3,375,515
Trade receivables, net	$8,698,020	$12,865,132

For the period January 1, 2026 through March 31, 2026, the Company recognized approximately $1,421,000 of revenue recorded as contract liabilities at December 31, 2025. At March 31, 2026, the Company expects to recognize 100% of $4,811,205 of contract liabilities into revenue during the next twelve months.

High Point UAS, LLC and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

Note 1: Nature of Operations and Summary of Significant Accounting Policies (Continued)

Income Taxes

Delta, Dzyne, Flex Force Holdings, and Flex Force are incorporated as limited liability companies for income tax purposes. Accordingly, the entities are not liable for federal income taxes, but are liable for certain state income taxes. Federal taxable income and tax credits flow through to the members and are reported on the members' income tax return.

The remaining subsidiaries are consolidated under High Point as a C corporation which requires the recognition of income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized and represent the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. They are measured using the enacted tax rates expected to apply to taxable income in the years in which the related temporary differences are expected to be recovered or settled. Valuation allowances are established against deferred tax assets when it is more likely than not that the realization of those deferred tax assets will not occur. Income taxes are recognized for the current year and for the change in the deferred tax assets and deferred tax liabilities.

The Company’s income tax filings are subject to audit by federal and state taxing authorities. Generally, tax years remain open for examination under a three and four year statute of limitations, respectively.

Concentrations

Credit Risk

The Company routinely maintains balances in bank accounts in excess of federally insured limits. The Federal Deposit Insurance Corporation standard insurance limits is $250,000 per depositor, per insured bank, for each account ownership activity. The Company, from time to time, has deposits on hand at the financial institution in excess of the Federal Deposit Insurance Corporation insured limits. The Company has not experienced any losses in such accounts, and management believes there is no significant concentration of credit risk with respect to these accounts.

Major Customers

The Company has the following customers that represent a significant amount of sales for the period January 1, 2026 through March 31, 2026:

	Accounts Receivable	Percent of Total Accounts Receivable	Sales	Percent of Total Sales

Customer A	$4,344,945	50%	$8,808,706	35%
Customer B	819,598	9	4,747,392	19
Customer C	92,567	1	4,579,359	18

Total	$5,257,110	60%	$18,135,457	72%

High Point UAS, LLC and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

Note 1: Nature of Operations and Summary of Significant Accounting Policies (Continued)

Foreign Currency Translation

The Company uses the U.S. dollar as its reporting currency. The financial position and results of the Company's subsidiaries, High Point Technologies UK, Ltd. and High Point Technologies Pte Ltd., are measured using the local currency as their functional currency. Assets and liabilities have been translated at the exchange rate as of the balance sheet date; revenues and expenses are generally translated at the average exchange rate for the period. The foreign translation loss (gain) is not material to the consolidated financial statements.

Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an ordinary transaction between market participants at the measurement date. A three-tier hierarchy prioritizes the inputs used in measuring fair value. These tiers include Level 1, defined as observable inputs such as quoted market prices in active markets; Level 2, defined as inputs other than quoted market prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore, requiring an entity to develop its own assumptions. The asset's or liability's fair value measurement within the hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The assumptions and methodology used are reviewed by management to ensure the estimated fair value complies with accounting standards generally accepted in the United States of America. The Company valuations are measured within twelve months of the grant date and updated for any material changes between the valuation date and reporting date as necessary.

Cash and Cash Equivalents

Cash equivalents are defined as short-term, highly liquid investments, which are readily convertible to cash and have remaining maturities of three months or less at the date of acquisition.

Research and Development

Research and development costs are expensed as incurred. Research and development cost was $6,038,513 for the period January 1, 2026 through March 31, 2026.

Subsequent Events

The Company has evaluated subsequent events through July 29, 2026, which is the date the unaudited condensed consolidated financial statement was available to be issued.

High Point UAS, LLC and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

Note 2: Inventories

Inventories consist of the following:

As of March 31,	2026

Raw materials	$27,823,786
Work in process	10,336,326
Finished goods	3,096,558

Total	41,256,670
Less provision for obsolescence	(14,930,352)

Inventories, net	$26,326,318

Note 3: Property and Equipment

Property and equipment consists of the following:

As of March 31,	2026

Machinery and equipment	$1,133,104
Software and computer equipment	2,836,745
Demo fixed assets	9,246,401
Leasehold improvements	785,814
Furniture and office equipment	1,668,157
Vehicles	379,895

Total	16,050,116
Less accumulated depreciation and amortization	(4,563,653)

Construction in progress	5,806,090

Property and equipment, net	$17,292,553

Depreciation expense for the period January 1, 2026 through March 31, 2026 was $562,080.

High Point UAS, LLC and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

Note 4: Intangibles

Intangibles consist of the following as of March 31, 2026:

As of March 31,	Gross Carrying Amount	Accumulated Amortization	Net amount	Useful Life

Trademarks and trade names	$12,935,000	$(3,412,892)	$9,522,108	10 years
Technology	19,383,940	(9,653,072)	9,730,868	5-6 years
Customer contracts	6,850,000	(6,850,000)	—	1-2 years
Customer relationships	41,720,000	(7,854,173)	33,865,827	10-20 years
Non-compete agreements	1,180,000	(759,595)	420,405	4-5 years

Total	$82,068,940	$(28,529,732)	$53,539,208

Amortization expense for the period January 1, 2026 through March 31, 2026 was $2,038,636.

Note 5: Related-Party Transactions

The Company has transactions with related parties through common ownership and members. Management fees paid to Highlander Partners, LP was approximately $112,000 for the period January 1, 2026 through March 31, 2026. At March 31, 2026, approximately $121,000 was due to Highlander Partners, LP.

The Company has a revolving line of credit with a member of the Company, as discussed in Note 7.

Note 6: Leases

The Company leases multiple office and manufacturing spaces under separate noncancelable operating leases that are set to expire on various dates through 2032. The leases include renewal terms that can extend the lease terms from three to eight years. To the extent leases include renewal options, those renewal option periods are included in the measurement of the ROU asset and lease liability when the exercise is reasonably certain to occur. In addition, the Company has certain leases that are month to month.

The depreciable life of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise or unless the lease is with an entity under common control. The Company does not have the option to exercise a purchase option in regard to its operating leases, and as such none has been recognized in the Company's right-of-use assets or lease liabilities.

The Company's lease agreements do not contain any material residual value guarantees or material restrictive covenants. Payments due under the lease contracts include fixed payments plus variable payments for the Company’s proportionate share of the building’s property taxes, operating expenses, insurance, utilities, and maintenance. These variable lease payments are not included in lease payments used to determine the lease liability and are recognized as variable costs when incurred.

High Point UAS, LLC and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

Note 6: Leases (Continued)

Components of lease expense were as follows:

Period of January 1, 2026 through March 31, 2026 ,	2026

Lease cost:
Operating lease cost	$1,086,090
Short-term lease cost	8,000
Variable lease cost	135,928

Total lease cost	$1,230,018

Supplemental information related to leases is as follows:

Period of January 1, 2026 through March 31, 2026,	2026

Operating cash flows from operating leases	$1,277,839

The remaining weighted-average lease term and discount rate were as follows:

Period of January 1, 2026 through March 31, 2026,	2026

Weighted-average remaining lease term	3.64
Weighted-average discount rate	7.10%

Maturities of lease liabilities are as follows as of March 31, 2026:

Amount

2026 (remaining)	$3,187,112
2027	3,430,363
2028	3,086,280
2029	295,183
2030	204,189
Thereafter	301,360

Total lease payments	10,504,487
Less imputed interest	(1,029,202)

Total	$9,475,285

The Company entered into a new operating lease agreement in May 2026, with occupancy to begin in December 2026. The lease term is 71 months and includes annual escalating lease payments. The beginning operating ROU asset and lease liability are approximately $2,300,000, which will be recognized in December 2026.

High Point UAS, LLC and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

Note 7: Revolving Line of Credit

During 2024, the Company entered into a revolving line of credit agreement with Highlander Partners, LP, secured by essentially all assets of the Company. The agreement provides for borrowings of up to $15,000,000 with interest payable monthly at a rate of 7.50%. Total outstanding borrowings were $5,033,917 as of March 31, 2026. The revolving line of credit expires on October 31, 2029. Interest expense incurred for the period January 1, 2026 through March 31, 2026 was $39,855.

Effective May 15, 2026, the revolving line of credit agreement was amended and the borrowing limit was increased to $40,000,000.

In July 2026, the balance in full was paid off as part of the unit purchase agreement, see Note 13.

Note 8: Retirement Plan

The Company sponsors a deferred compensation and salary savings plan qualified under Internal Revenue Code §401(k) (the Plan) covering substantially all employees meeting certain age and service requirements. The Company provides for matching contributions equal to 100% of each participant's elective deferral up to 4% of the participant's compensation. The Company's contribution expense for the plan totaled $521,207 for the period January 1, 2026 through March 31, 2026.

Note 9: Contingencies

In the ordinary course of conducting business, the Company occasionally becomes involved in legal proceedings relating to contracts, regulation issues, or other matters. During the year ended December 31, 2024, the Company became involved in a dispute with Flex Force Holdings, LLC's previous owner regarding a $5,000,000 earnout bonus outlined in the purchase agreement dated February 16, 2024. During 2025, the Company and seller entered into an agreement to engage a third party to render a determination over the earnout calculation however, there was no resolution as of March 31, 2026. As of the date of these consolidated financial statements, the Company maintains that it properly calculated the stipulations for the earnout and is vigorously defending the prior owner's claims and will await the third party's conclusion. As a result, no accrued losses have been recorded as of March 31, 2026.

The Company is involved in a legal dispute arising from a customer counterclaim alleging damages of approximately $2,200,000. During November 2025, a summary judgement was entered in favor of the customer for the full amount. However, the Company believes the judgment was entered without due process and intends to appeal to the Ninth Circuit Court of Appeals. As of the date these unaudited condensed consolidated financial statements, the ultimate outcome of this matter cannot be reasonably predicted. As a result, no accrued losses have been recorded as of March 31, 2026.

High Point UAS, LLC and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

Note 10: Members' Equity

The Company’s board of directors has designated Series A Common and Series B Incentive units. As of March 31, 2026, the Company has outstanding Series A units of 328,038. As of March 31, 2026, the Company has 11,402 of outstanding Series B units. Holders of Series A Common units have voting rights, while Series B Incentive units holders have limited voting rights as outlined in the operating agreement.

Unit Appreciation Plan

Pursuant to an amended and restated operating agreement, the Company has the right to grant incentive plan awards to participants under a formal unit appreciation plan. The awards only settle upon the occurrence of a corporate transaction, as defined in the plan agreement, upon which the award holders will receive a cash payment in an amount equal to a value specified in the appreciation plan agreement. As of March 31, 2026, there were 18,634 units issued and outstanding. Awards granted under this plan will vest upon the occurrence of the corporate transaction, provided that the participants are employees at the time of the event.

Incentive Units and Deferred Compensation

Pursuant to an amended and restated operating agreement, the Company has the right to grant incentive Series B units in order to attract and retain key employees and to provide such persons with long-term incentives and rewards. Under the agreement, each incentive Series B unit shall be deemed a "Profit Interest" within the meaning of Revenue Procedures 93-27 and 2001-43.

The Company measures incentive unit awards at the grant-date fair value, updating each year-end, and recognizes employee compensation expense over the period the units become vested. The fair value of the incentive units is estimated using a Black-Scholes-based option valuation model that uses various assumptions regarding the (i) expected volatility in the fair value of the Company's stock based on similar publicly held companies due to the Company being privately held, (ii) expected term of the awards, (iii) discount for lack of marketability, and (iv) risk-free interest rate based on the US Treasury yield curve. The assumptions used in calculating the fair value of the unit awards represent management's best estimate and involve inherent uncertainties and the application of management's judgment. As a result, if factors change and management uses different assumptions, unit-based compensation expense could be materially different for future awards. The Company accounts for forfeitures as they occur.

The specific assumptions used to determine the fair value of the unit awards at grant date and reporting date were as follows:

Period of January 1, 2026 through March 31, 2026

Expected volatility	38%
Expected life of award	5.00
Risk-free interest rate	3.66%
Discount for lack of marketability	29%

High Point UAS, LLC and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

Note 10: Members' Equity (Continued)

As of March 31, 2026, there were 11,402 units issued, of which 3,988 were vested. As of March 31, 2026, the Company recorded a deferred compensation liability with respect to the issued Series B units in the amount of $812,655. The remaining expense is expected to be recognized over a weighted average period of 2.97 years. As of March 31, 2026, the Company has unrecognized unit-based compensation expense of approximately $1,879,000.

Note 11: Income Taxes

The Company incurred minimal income tax expense for the period from January 1, 2026, through March 31, 2026, primarily related to foreign income tax. The Company has recorded a full valuation allowance against its deferred tax assets related to certain tax carryforwards, as management has determined it is more likely than not that these deferred tax assets will not be realized.

The Company has federal loss carryovers totaling approximately $36,111,000, state loss carryovers totaling approximately $5,850,000, and business interest carryforward totaling approximately $686,000 as of March 31, 2026. Both federal and business interest carryovers can be carried forward indefinitely. State loss carryovers expire either in 2044 or indefinitely as the Company files in multiple states with varying carryover provisions.

Note 12: Accrued Expenses

Accrued expenses as of March 31, 2026, are comprised of the following:

Compensation and related benefits	$3,807,531
Vacation	1,916,286
Taxes	175,384
Other	1,323,901

Total	$7,223,102

Note 13: Subsequent Event

On July 2, 2026, the Company entered into a unit purchase agreement (the "Agreement") with Ondas Inc. ("Ondas") whereby Ondas acquired 100% of the issued and outstanding membership interests of the Company for an aggregate purchase price of (i) approximately $200 million in cash, (ii) 39,999,998 shares of Ondas common stock, which were delivered to the sellers on the closing date, and (iii) an additional 44,999,998 shares of Ondas common stock, which are to be delivered to the sellers on January 4, 2027. The Agreement contains customary purchase price adjustments. The Agreement also contains customary representations and warranties, covenants, and indemnities that are subject, in some cases, to specified exceptions, qualifications, limitations and thresholds.